CONTACT:	John Zettler 715 836-9994 x109
DATE:	Friday, November 3, 2006
FOR IMMEDIATE RELEASE

CITIZENS COMMUNITY BANCORP ANNOUNCES
YEAR END EARNINGS

EAU CLAIRE, Wisc.--Citizens Community Bancorp, Inc., (NASDAQ: CZWI), the new holding company for Citizens Community Federal and its former mid-tier holding company, announced earnings of $446,000 for the year ended September 30, 2006 compared to $1,051,000 for the prior year. The decrease for the period was primarily a result of income generated in the prior period from the January 12, 2005 merger of PULSE-EFT and Discover Financial Services, and an increase in operating costs in the current period associated with the two Michigan offices acquired July 1, 2005, located in Rochester Hills and Lake Orion. The Company was a stockholder and member of PULSE-EFT. As a result of the merger, the Company received $448,000 in combined pre-tax income in fiscal 2005 from this one-time event.

In addition, the new holding company completed its initial public offering on October 31st raising $52.9 million. It exchanged shares of the former mid-tier holding company for Citizens Community Bancorp Inc. at a ratio of 1.91067 to 1.

Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period, excluding unallocated shares of the Employee Stock Ownership Plan (ESOP). Basic earnings per share of $.12 were reported for the year ended September 30, 2006, compared to $.35 per share for the year ended September 30, 2005.

Net interest income for the year ended September 30, 2006 totaled $8.1 million compared to $7.9 million for the prior year. The increase in net interest income was due to an increase in the average balance of loans receivable, partially offset by a decrease in average loan yield and an increase in interest expense due to an increase in the average balance of deposits and the outstanding Federal Home Loan Bank advances and an increase in the average rate paid on interest bearing liabilities.

Non-interest income decreased from $2.0 million in 2005 to $1.7 million in 2006, primarily as a result of the non-recurring income generated from the January 12, 2005 merger of PULSE-EFT and Discover Financial Services for which the Company received $448,000 in fiscal 2005. Excluding the one-time gain from the PULSE-EFT transaction, non-interest income increased $84,000 from the prior year.

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Citizens Community Bancorp...
November 3, 2006

Non-interest expense increased to $8.7 million for fiscal 2006, compared to $7.8 million for fiscal 2005. The increase was due primarily to the additional operating costs associated with the two Michigan offices acquired July 1, 2005.

Total assets increased by $38.3 million, or 15.6%, to $284.0 million at September 30, 2006, from $245.7 million as of September 30, 2005. The increase in assets was primarily attributed to an increase in loans receivable of $40.6 million, partially offset by a decrease of $3.1 million in cash and cash equivalents, which was used to fund a portion of the loan increase. Deposits increased by $9.2 million to $186.7 million at September 30, 2006 from $177.5 million as of September 30, 2005. Federal Home Loan advances increased by $25.0 million to $61.2 million at September 30, 2006, from $36.2 million as of September 30, 2005.

Citizens Community Bancorp, Inc., based in Eau Claire, Wisconsin, is the new holding company for Citizens Community Federal, a federal savings association operating twelve full-service banking offices in Wisconsin, Minnesota and Michigan.

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Except for historical information contained herein, the matters contained in this news release and other information in the Company's SEC filings, may express "forward looking statement" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

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CITIZENS COMMUNITY BANCORP

SELECTED FINANCIAL INFORMATION - UNAUDITED
(in thousands, except per share data)

	September 30, 2006	September 30, 2005

Selected Financial Condition Data
Total Assets	$283,990	$245,707
Cash and Cash equivalents	$6,170	$9,265
Loans receivable	$259,302	$218,734
Allowance for Loan Losses	($835)	($803)
Deposits	$186,711	$177,469
Federal Home Loan Bank Advances	$61,200	$36,200
Total Equity	$30,082	$29,553

	Twelve Months Ended September 30,
	2006	2005

Selected Operations Data
Total Interest and Dividend Income	$15,311	$11,926
Interest expense	$7,221	$3,992

Net Interest Income	$8,090	$7,934
Provision for loan losses	$251	$414

Net Interest Income After Provision For Loan Loss	$7,839	$7,520
Total Noninterest Income	$1,657	$2,021
Total Noninterest Expense	$8,741	$7,806

Income before provision for income tax	$755	$1,735
Provision for income taxes	$309	$684

Net Income	$446	$1,051

Per Share Information
Basic Earnings	$0.12	$0.35
Diluted Earnings	$0.12	$0.35
Dividends Paid	$0.20	$0.20

END